Exhibit 10.1

May 19, 2022

Joseph J. Aristone

Executive Vice President - Leasing

Pennsylvania Real Estate Investment Trust

2005 Market Street, Suite 1000

Philadelphia, PA 19103

Re:	PREIT Services, LLC Severance Pay Plan for Certain Officers (“Plan”)

Dear Joseph:

This letter will constitute an amendment to the Plan solely with respect to you and shall not affect the Plan in any respect as to any other past, present or future Eligible Employee. The Executive Compensation and Human Resources Committee has approved, subject to your acceptance by signing a copy of this letter, the following amendment to the Plan applicable solely to you. You understand that similar or dissimilar individual amendments may be entered into concurrently or from time to time hereafter with other individual employees, which amendments will not affect the Plan as applied to you. Subject to your acceptance below, the following amendments to the Plan shall be given effect on and as of May 19, 2022:

1. Section 3.1(c) is hereby amended by adding a new subsection (4) at the end thereof:

“(4) Offset of Special Retention Bonus. Notwithstanding any Plan provision to the contrary, if Joe becomes entitled to receive severance benefits on or after a Change in Control under this Section 3.1(c), such severance benefits shall be reduced by the amount of the special retention bonus previously paid (if any) to Joe in accordance with the terms of that certain retention bonus letter agreement dated May 19, 2022 between Joe and PREIT Services, LLC. Weeks of Pay first shall be reduced by the amount of the special retention bonus and, to the extent such retention bonus exceeds the Weeks of Pay, the prorated bonus shall be reduced.”

2. Except as expressly amended hereby, none of your rights or obligations or those of the Company under the Plan or under the amendment to the Plan dated May 8, 2013 as it relates solely to you, shall be affected hereby. Capitalized terms used, but not defined, in this amendment shall have the meanings ascribed to such terms in the Plan. This letter contains the entire agreement of the signatories with respect to the amendment to the Plan set forth herein. Except as provided in the preceding sentence, no modification or claim of waiver of any of the provisions hereof shall be valid unless in writing and signed by the party against whom such modification or waiver is sought to be enforced. The law of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this amendment (without reference to principles of conflict of laws) and shall apply to the extent it is not superseded by ERISA.

PREIT SERVICES, LLC

By:	/s/ Joseph F. Coradino
Joseph F. Coradino
President

ACCEPTED AND AGREED:

/s/ Joseph J. Aristone
Joseph J. Aristone